Exhibit to Accompany
Item 77J
Form N-SAR
Devcap Shared Return Fund


According to the provisions of
Statement of Position 93 - 2
(SOP 93 - 2) "Determination,
Disclosure and Financial Statement
Presentation of Income, Capital
Gain and Return of Capital
Distributions by Investment
Companies," the Fund is required
to report the accumulated net
investment income (loss) and
accumulated net capital gain (loss)
accounts to approximate amounts
available for future distributions
on a tax basis (or to offset future
realized capital gains).  As a result,
the Fund has reclassified paid-in
capital by $35,036 to increase net
investment loss for the six months
ended January 31, 2002.